Pricing Supplement dated January 30, 1997                       Rule 424(b)(3)
(To Prospectus dated January 30, 1996 and                    File No. 33-65423
Prospectus Supplement dated January 30, 1996)


                      NATIONWIDE HEALTH PROPERTIES, INC.

                    Medium-Term Note, Series B - Fixed Rate
______________________________________________________________________________


Face Amount: $20,000,000                    Trade Date:January 29, 1997
Issue Price: 100%                           Original Issue Date:February 3, 1997
Interest Rate: 7.42%                        Net Proceeds to Issuer:$19,875,000
Interest Payment Dates:April 1, October 1   Agent's Commission: .625%
Regular Record Dates:March 17, September 16 Name of Agent: Goldman, Sachs & Co.
Stated Maturity Date:February 5, 2007       Agent acting in the capacity
Denominations (if other than                indicated below:
$1000 and integral multiples                     [X]   As Agent
thereof):   _______________                      [ ]   As Principal


____________________________________________________________________________

Day Count Convention:
   [X]   30/360 for the period from February 3, 1997   to February 5, 2007
   [ ]   Actual/360 for the period from                to
   [ ]   Actual/Actual for the period from             to
   [ ]   Other (see attached)                          to


Redemption:
   [X]   The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]   The Notes may be redeemed prior to Stated Maturity Date.
         Initial Redemption Date:
         Initial Redemption Percentage:     %
         Annual Redemption Percentage Reduction:    % until Redemption
           Percentage is 100% of the Principal Amount.


Repayment:
   [X]   The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
         Optional Repayment Date(s):
         Repayment Price:      %


Original Issue Discount:    [ ]  Yes    [X]  No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:


Form: [X]   Book-entry        [ ]   Certificated
                            _______________________________________

     GOLDMAN, SACHS & CO.                              MERRILL LYNCH & CO.